Exhibit 4.1
THIRD AMENDMENT TO RIGHTS AGREEMENT
     THIRD AMENDMENT (this “Amendment”), dated as of November 18, 2008, between General Growth Properties, Inc., a Delaware corporation (the “Company”), and BNY Mellon Shareowner Services (the “Rights Agent”).
     WHEREAS, the Company and the predecessor Rights Agent entered into the Rights Agreement, dated as of November 18, 1998, as amended by the First Amendment to Rights Agreement, dated as of November 10, 1999, and the Second Amendment to Rights Agreement dated as of December 31, 2001 (as so amended, the “Rights Agreement”);
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section;
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to extend the term for two years;
     WHEREAS, a holder of a Right is currently entitled to purchase one-third of one one-thousandth of a Preferred Share for One Hundred Forty-Eight Dollars ($148.00), as a result of a prior adjustment pursuant to Section 11;
     WHEREAS, the Board of Directors of the Company has determined that it is also in the best interests of the Company and the stockholders to amend the Rights Agreement to modify the purchase price to be paid for one-third of one one-thousandth of a Preferred Share, to provide that a holder of a Right shall be entitled to purchase one-third of one one-thousandth of a Preferred Share for One Hundred Five Dollars ($105.00).
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings specified in the Rights Agreement.
     Section 2. Amendments. The Rights Agreement shall be amended as follows:
     (a) The reference to “par value $.10 per share” throughout the Rights Agreement shall be deleted and the words “par value $.01 per share” shall be inserted in lieu thereof.
     (b) The reference to “one one-thousandth” or the plural thereof throughout the Rights Agreement shall be deleted and the words “one-third of one one-thousandth” or the plural thereof shall be inserted in lieu thereof.
     (c) The first sentence of Section 7(b) shall be amended by deleting the words and numbers “One Hundred Forty Eight Dollars ($148.00)” and inserting in lieu thereof the words and numbers “One Hundred Five Dollars ($105.00).”

     (d) The definition of Final Expiration Date shall be amended by deleting the words and numbers “November 18, 2008” and inserting in lieu thereof the words and numbers “November 18, 2010.”
     (e) The form of Right Certificate included as Exhibit B to the Rights Agreement and the Summary of Rights to Purchase Preferred Shares included as Exhibit C to the Rights Agreement shall be amended to reflect the amendments to the Rights Agreement reflected in Section 2(a), (b), (c) and (d) of this Amendment.
     Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 5. Ratification. Except as expressly provided herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and confirmed in all respects and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Adam S. Metz
	Name:	Adam S. Metz
	Title:	Chief Executive Officer

BNY MELLON SHAREOWNER SERVICES
By:	/s/ Thomas Blatchford
	Name:	Thomas Blatchford
	Title:	Relationship Manager

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